Exhibit 3

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Ordinary Shares of Scienjoy Holding Corporation dated as of September 21, 2020 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 21, 2020

COSMIC SOAR LIMITED

/s/ Sheng Hou
Name: Sheng Hou
Title: Director

/s/ Sheng Hou
Sheng Hou